EXHIBIT 99.1

Cruz leaving Scripps Networks Interactive Dec. 14

For immediate release

Nov. 14, 2012

KNOXVILLE, Tenn. – A.B. Cruz III, who announced earlier this year that he would be stepping down as chief legal officer and corporate secretary at Scripps Networks Interactive Inc. (NYSE: SNI), will officially leave the company effective Dec. 14.

Cruz, a rear admiral in the U.S. Navy Reserve, is leaving the company to allow greater flexibility in fulfilling his military responsibilities. On Oct. 1, Cruz began a new assignment with the Navy Reserve as deputy director of maritime operations at U.S. Fleet Forces Command in Norfolk, Va.

“My military responsibilities will require substantially more of my time than my previous assignment, which is a key factor in my decision to end my tenure at Scripps Networks Interactive,” Cruz said. “It was a difficult but necessary decision. I’m leaving a dynamic and growing media company with a very bright future. My association with Scripps Networks Interactive has been rewarding and fruitful as we’ve assembled a top notch legal team worthy of a leading global media company.”

Cruz has served eight years as the company’s chief legal officer. The company is nearing completion of a search for his successor.

In addition to his role as chief legal officer, Cruz has been directing the company’s government affairs office in Washington D.C., where he represents the company’s position to lawmakers and government regulatory agencies on industry-related issues. The company announced the creation of its government affairs office under Cruz’s direction in September 2011.

“Given his outstanding leadership qualities, we knew the day would soon come when A.B. would be called upon by his country to serve in a higher, more demanding capacity,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “We’re extremely proud of his dedication to military service, but we’re equally grateful for the strong leadership and wise legal counsel he has provided during an important and demanding period of transition for our company and its shareholders. Scripps Networks Interactive is a stronger company today thanks to A.B.’s depth of understanding and knowledge of media law and his influence in our industry.”

Cruz, 54, has been associated with Scripps media companies since 2004 when he joined The E. W. Scripps Company as senior vice president and general counsel. He has been chief legal officer and corporate secretary of Scripps Networks Interactive since it was spun out from The E. W. Scripps Company in 2008.

Before joining Scripps, Cruz was vice president, deputy general counsel and assistant secretary at BET Holdings Inc. He also practiced law as a senior associate with Wiley Rein prior to his role at BET.

About Scripps Networks Interactive

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes popular lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

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Contacts:

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

E-mail: mark.kroeger@scrippsnetworks.com

Cindy McConkey, Scripps Networks Interactive Inc., 865-560-3976

E-mail: cmcconkey@scrippsnetworks.com

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